WORLD SURVEILLANCE GROUP ACQUIRES
GLOBAL TELESAT

       Acquisition Provides Diversified Product Strategy and Integrated Surveillance and Communications Solution Opportunities

KENNEDY SPACE CENTER, FL – May 31, 2011 (Marketwire) – World Surveillance Group Inc. (OTCBB: WSGI), a developer of lighter-than-air unmanned aerial vehicles (“UAVs”) and related technologies, today announced that it has completed the acquisition of privately-held Global Telesat Corp. (“GTC”).  WSGI’s acquisition of 100% of the outstanding securities of GTC, making GTC a wholly owned subsidiary of WSGI, is expected to be immediately accretive to WSGI’s financial results. The purchase price paid by WSGI for GTC comprised $600,000 in cash, payable in installments, 30 million shares of common stock of WSGI, and an earn-out equal to 5% of any gross revenues related to contracts for the construction by GTC of up to five satellite ground stations.

Formed in 2003, GTC supplies satellite based tracking and communication solutions to the U.S. Government and commercial customers and has grossed over $27 million in revenue since its inception.  The integration of GTC’s products with WSGI’s airships is expected to accelerate and expand the Company’s access to the rapidly growing global surveillance and communications market. The acquisition also provides WSGI with a profitable business unit, established government customer relationships and access, a strong, long-term relationship with leading satellite network operator Globalstar Inc. (NASDAQ: GSAT), and the opportunity to expand GTC’s product strategy to capture expanding commercial markets. The GTC acquisition is expected to enable the Company to offer unique, turn-key satellite and aerial based tracking, ISR and communications solutions in major expanding markets here and abroad.

GTC will operate as a wholly owned subsidiary of WSGI and will retain its staff, including current President David Phipps, who has entered into an employment agreement and will report directly to WSGI President and CEO Glenn Estrella.

WSGI President and CEO Glenn Estrella stated “The acquisition of GTC creates both a diversified and expanded product strategy for the combined company, with a history of revenue and positive cash flow, and product integration possibilities as we continue to advance our UAV business.  The combined operating entity intends on focusing on growing revenues in our commercial and Government customer bases by leveraging our strong partnership and customer relationships.”

WSGI Chairman Michael K. Clark stated “The acquisition of GTC is another significant step in the overall strategic plan we continue to implement as we advance WSGI’s operations and business.  In addition to executing on the integration of the combined entity, we will continue to review opportunities that can provide strategic value for our Company.  We are excited by the prospect of expanding the combined company’s business on a global scale.”

About World Surveillance Group Inc.

World Surveillance Group Inc. (OTCBB: WSGI) designs, develops, markets and sells autonomous, lighter-than-air UAVs capable of carrying payloads that provide persistent security and/or wireless communications solutions at low, mid, and high altitudes.  WSGI’s airships, when integrated with electronics systems and other high technology payloads, are designed for use by government-related and commercial entities that require real-time intelligence, surveillance and reconnaissance or communications support for military, homeland defense, border control, drug interdiction, natural disaster relief and maritime missions.  For more information regarding WSGI, please visit www.wsgi.com, or view our reports and filings with the Securities and Exchange Commission on http://www.sec.gov.

About Global Telesat Corp.

GTC provides satellite airtime and tracking services to the U.S. government and defense industry end users and resells airtime and equipment from leading satellite network providers such as Globalstar, Inmarsat, Iridium and Thuraya. GTC specializes in satellite tracking services using the Globalstar satellite network and owns a number of network infrastructure devices containing the signal processing technology that powers the Globalstar Simplex Data Service. GTC’s equipment is installed in various ground stations across Africa, Asia, Australia, Europe and South America. For more information regarding GTC, please visit www.gtc-usa.com.

Forward-Looking Statements

Certain statements in this release constitute forward-looking statements. These statements include the entire discussion relating to the acquisition and integration of GTC, including but not limited to, the synergies or benefits that may result from the GTC acquisition, the ability to integrate the products or operations of GTC to provide complete solutions or otherwise, the ability to capitalize on commercial demand for satellite based tracking products or accelerate the Company’s access to the global surveillance and communications market or any other market, the size or growth of any market, the ability of the combined entity to leverage relationships with the U.S. Government or other customers to attain contracts or increase revenues, the ability of the Company to expand GTC’s product strategy, whether or not the acquisition will be accretive to WSGI’s financial results immediately or in the future, and the revenues, cash flows and financial condition of GTC in any future period.  Forward-looking statements also include the Company's ability to execute its business plan, achieve commercial success or growth in its business, or accomplish its strategic goals, the capabilities of the Company's products, the outcome of any testing of the Company's products, the Company’s ability to capitalize on any future market or acquisition opportunities or to enhance shareholder value. The words "forecast," "project," "intend," "expect," "should," "would," and similar expressions and all statements, which are not historical facts, are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors, any of which could cause the Company's previously reported actual results, performance (finance or operating) to change or differ from future results, performance (financing and operating) or achievements, including those expressed or implied by such forward-looking statements. The Company assumes no, and hereby disclaims any, obligation to update the forward-looking statements contained in this press release.

Contact:	WSGI Corp.
321-452-3545

Barbara Johnson
investors@WSGI.com